Exhibit 5.1

Craig M. Fischer

Partner

Direct Dial: 716.848.1266

Direct Facsimile: 716.819.4771

cfischer@hodgsonruss.com

August 8, 2023

Astronics Corporation

130 Commerce Way

East Aurora, New York 14052

Ladies and Gentlemen:

  Re: Registration Statement on Form S-3 (File No. 333-272423)

We have acted as special counsel to Astronics Corporation, a New York corporation (the “Company”), in connection with the offering by the Company from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) of shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), having an aggregate sales price to the public of up to $30,000,000 (the “Shares”). The Shares will be sold pursuant to that certain equity distribution agreement, dated as of August 8, 2023 (the “Equity Distribution Agreement”) among the Company and the distribution agents named therein.

The Shares were registered pursuant to (i) the above-mentioned registration statement on Form S-3 (File No. 333-272423), filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 5, 2023, and declared effective on June 20, 2023 (the “Registration Statement”), (ii) the base prospectus with respect thereto, dated June 20, 2023 (the “Base Prospectus”) and (iii) the prospectus supplement with respect thereto, dated as of the date hereof (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such records of the Company and certificates of officers of the Company and of public officials and such documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies or retrieved from the Commission’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) database, except for required EDGAR formatting changes. As to all parties other than the Company, we have assumed such party’s due organization, valid existence and good standing, if applicable, the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto in accordance with their respective terms. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, it is our opinion that, when the Shares have been issued and delivered in the manner described in the Equity Distribution Agreement for the consideration provided for therein, the Shares will be validly issued, fully paid and non-assessable.

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Astronics Corporation August 8, 2023 Page 2

In connection with our opinion expressed above, we have assumed that (i) at or prior to the time of the issuance and delivery of any of the Shares, there will not have occurred any change in the law or the facts affecting the validity of the Shares, (ii) at the time of the offer, issuance and sale of any Shares, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, (iii) no future amendments will be made to the Company’s by-laws, as amended, or restated certificate of incorporation or changes will be made to actions of the board of directors of the Company (the “Board”), the committees thereof or the Company’s stockholders that would be in conflict with or inconsistent with the Company’s right and ability to issue the Shares, (iv) at the time of each offer, issuance and sale of any Shares, the Company will have a sufficient number of authorized and unissued and unreserved shares of Common Stock (after taking into account all other outstanding securities of the Company which may require the Company to issue shares of Common Stock) to be able to issue all such Shares, and (v) the purchasers of the Shares will timely pay in full to the Company all amounts they have agreed to pay to purchase such Shares, as approved by the Board or a duly authorized committee thereof.

We express no opinion as to the law of any jurisdiction other than the laws of the State of New York. We have not reviewed and our opinion is in no way related to the laws of any other jurisdiction, including the Securities Act or any other federal or state securities laws or regulations, and we expressly disclaim any and all responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinion set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

HODGSON RUSS LLP

By: /s/ Craig M. Fischer

        Craig M. Fischer